EXHIBIT 99.1

Bovie Medical Corporation Reports First Quarter 2017 Financial Results and
Introduce Fiscal Year 2017 Financial Outlook

CLEARWATER, FL — MAY 15, 2017 - Bovie Medical Corporation (NYSEMKT:BVX) (the "Company"), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today reported financial results for its first fiscal quarter ended March 31, 2017.

First Quarter 2017 Financial Summary:

•	Total Q1 revenue of $8.4 million, up 7.9% year-over-year.

•	Domestic Q1 revenue of $7.0 million, up 5.7% year-over-year.

•	International Q1 revenue of $1.4 million, up 20.4% year-over-year.

•	Net loss of $1.7 million for the three months ended March 31, 2017, compared to a net loss of $1.9 million in the comparable period last year.

•	Adjusted EBITDA loss of $1.4 million for the three months ended March 31, 2017, compared to Adjusted EBITDA loss of $1.6 million in the comparable period last year.

First Quarter Highlights:

•
On January 19, 2017, the Company announced that it had entered into a global sales channel partnership agreement for its PlazXact™ Ablator with CONMED, which will be marketed as the UltrAblator Bipolar® series commencing March 2017. This partnership builds on one element of Bovie’s growth strategy, namely to use economically viable sales channel partnerships to scale its advanced energy products.

•
On January 24, 2017, the Company announced the appointment of Dr. Dennis S. Chi, a renowned gynecologic oncology surgeon, to its Medical Advisory Board. Dr. Chi is the Deputy Chief and Head of Ovarian Cancer Surgery at Memorial Sloan Kettering Cancer Center. Dr. Chi has been the principal investigator of several institutional and multi-center trials, and has published more than 100 papers on ovarian cancer surgery. The addition of Dr. Chi brings Bovie Medical’s MAB board to five members, representing specialties which include urology, obstetrics/gynecology, cardiac surgery, thoracic surgery, and gynecologic oncology.

•
On March 27, 2017, the Company announced that it had received 510K clearances from the FDA for both a new J-Plasma® generator and a new open handpiece that incorporates Cool-Coag™ technology. Cool-Coag™ is a new technology that combines the unique benefits of J-Plasma®, namely increased precision with minimal thermal spread, with standard monopolar coagulation and helium spray coagulation capabilities, all in one handpiece.

Highlights Subsequent to Quarter-End:

•
On May 8, 2017, the Company announced it had received 510K clearance from the FDA for a new J-Plasma® Precise Flex handpiece. The J-Plasma® Precise Flex handpiece is designed to be used in robotic-assisted procedures including those with Intuitive Surgical’s da Vinci Surgical System. The J-Plasma® Precise Flex includes Bovie Medical’s Cool-Coag™ technology that combines the unique benefits of J-Plasma®, namely increased precision with minimal thermal spread, with standard monopolar coagulation and helium spray coagulation capabilities, all in one handpiece.

Management Comments:

“Our first quarter results reflect solid performance in many areas of our business, as well as areas where we look forward to improving results over the balance of 2017,” said Robert L. Gershon, Chief Executive Officer. “We posted growth in each of our three business segments in Q1, with the strongest contributors to total Company revenue growth coming from 5% growth in our Core business and 71% growth in our Advanced Energy business compared to last year.”

“We continue to make progress towards our goal of expanding the utilization of our J-Plasma generator and handpiece technologies in the U.S. and abroad. The feedback on our J-Plasma technologies from surgeons in the GYN and plastic surgery markets remains positive, although the pace of commercialization in the first quarter was slower than expected. Importantly, we continue to expand our J-Plasma product offering based on the valuable feedback and strong demand we are receiving from surgeons and we have announced three important 510k clearances thus far in 2017. The foundation of growth in our Advanced Energy business was also enhanced with the announcement of a global sales channel partnership with CONMED for Bovie’s PlazXact™ Ablator.”

Mr. Gershon continued: “We believe 2017 is an important year for Bovie Medical and we expect to drive strong performance in both our Core and our Advanced Energy businesses this year. Growth in our OEM business will be challenged this year given the notable revenue growth we reported in our OEM business in 2016 which benefitted from unique generator demand from a customer that we do not expect in 2017. Notably, absent this large order demand last year, our OEM business is expected to post solid growth in 2017 and, similarly, our total Company revenue growth profile is considerably stronger.”

First Quarter 2017 Results:

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change
Sales by Domestic and International
Domestic	$6,992	$6,615	$377	5.7%
International	1,397	1,160	237	20.4%
Total	$8,389	$7,775	$614	7.9%

Total revenue for first quarter 2017 increased $0.6 million, or 7.9%, to $8.4 million, compared to $7.8 million in the first quarter of 2016. Revenue in the United States increased $0.4 million, or 5.7% year-over-year, to $7.0 million, and international revenue increased $0.2 million, or 20.4% year-over-year, to $1.4 million.

The following tables represent revenue by reportable segment and by product line:

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change
Sales by Reportable Segment
Core	$6,775	$6,478	$297	4.6%
OEM	1,007	941	66	7.0%
Advanced Energy	607	356	251	70.5%
Total	$8,389	$7,775	$614	7.9%

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change
Sales by Product Line
Electrosurgical	$5,330	$4,252	$1,078	25.4%
Cauteries	1,655	1,834	(179)	(9.8)%
Lighting	445	506	(61)	(12.1)%
Other	959	1,183	(224)	(18.9)%
Total	$8,389	$7,775	$614	7.9%

Total revenue growth was driven by a 4.6% increase in Core sales, a 70.5% increase in Advance Energy sales and, to a lesser extent, a 7.0% increase in OEM sales. The largest product line contributor to total revenue growth in the first quarter of 2017 was a 25.4% increase in sales of electrosurgical products, driven primarily by a $0.9 million increase in sales of generators in the period. Advanced Energy sales, primarily J-Plasma products, in first quarter 2017 were $607,000, compared to approximately $356,000 last year. By product line, sales of electrosurgical, cauteries, lighting and other products represented 64%, 20%, 5% and 11% of total revenue, respectively, for the three months ended March 31, 2017.

Gross profit for the first quarter of 2017 increased $0.9 million, or 27.2% year-over-year, to $4.2 million, compared to $3.3 million for first quarter 2016. Gross margin increased 770 basis points year-over-year to 50.4% for the first quarter of 2017, compared to 42.7% last year. Gross margins in first quarter 2016 were negatively impacted by a write down of approximately $484,000 for obsolete inventory. Excluding this impact, gross margins increased 140 basis points year-over-year in the first quarter of 2017, driven by product and pricing mix benefits in the Company’s Core segment.

Operating expenses for first quarter 2017 increased $0.7 million, or 12.2%, to $6.0 million, compared to $5.3 million for first quarter 2016. The increase in operating expenses was driven primarily by a $0.4 million increase in salaries and related costs and by a $0.2 million increase in selling, general and administrative expenses compared to the comparable period last year.

Loss from operations for the first quarter of 2017 was $1.7 million, compared to a loss from operations of $2.0 million for the comparable period last year.

Net loss for the first quarter of 2017 was $1.7 million, or $0.06 per diluted share, compared to a loss of $1.9 million, or $0.07 per diluted share, for the first quarter of 2016.

As of March 31, 2017, the Company had cash of $12.3 million as compared to $15.2 million as of December 31, 2016. The Company had working capital of $19.7 million as of March 31, 2017 as compared to $21.3 million as of December 31, 2016.

2017 Outlook:

The Company is introducing fiscal year 2017 guidance expectations. The Company expects:

•	Total revenue in the range of $38.3 million to $40.3 million, representing growth of 5% to 10% year-over-year, compared to total revenue of $36.6 million in fiscal year 2016.

▪	The Company expects total revenue growth to be driven by:

◦	Core sales growth in the range of approximately 4% to 8% year-over-year,

◦	Advanced Energy sales growth in the range of approximately 60% to 80% year-over-year,

◦	OEM sales decline in the range of approximately 25% to 35% year-over-year.

•
Excluding sales of $2.3 million in fiscal year 2016 related to unique generator demand from a large OEM customer, the Company’s OEM segment sales in fiscal year 2017 are expected to increase in the range of 16% to 32% year-over-year.

•
Similarly, excluding sales of $2.3 million in fiscal year 2016 related to unique generator demand from a large OEM customer, total Company sales in fiscal year 2017 are expected to increase in the range of 12% to 17% year-over-year.

•	Adjusted EBITDA loss in a range of $1.2 million to $1.4 million, compared to Adjusted EBITDA loss of $2.2 million in fiscal year 2016.

Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on May 15, 2017 to discuss the results of the quarter and host a question and answer session. To listen to the call by phone, interested parties within the U.S. may dial 866-682-6100. International callers may dial 862-255-5401. Participants should ask for the Bovie Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at: http://www.investorcalendar.com/IC/CEPage.asp?ID=175894.

A telephonic replay will be available approximately two hours after the end of the call through June 15, 2017. The replay can be accessed by dialing 877-481-4010 for U.S. callers or 919-882-2331 for International callers and using the replay access code: 10357. The webcast will be archived on the Investor Relations section of the Company's website.

Investor Relations Contact:

Westwicke Partners on behalf of Bovie Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@boviemed.com

About Bovie Medical Corporation:

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company's own well-respected brands (Bovie®, IDS™, ICON™ and DERMTM) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company's current and new products, please refer to the Investor Relations section of Bovie Medical Corporation at www.boviemed.com.
Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company's filings with the Securities and Exchange Commission including the Company's Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Sales	$8,389	$7,775
Cost of sales	4,163	4,452
Gross profit	4,226	3,323
Other costs and expenses:
Research and development	709	668
Professional services	390	357
Salaries and related costs	2,460	2,100
Selling, general and administrative	2,404	2,191
Total other costs and expenses	5,963	5,316
Loss from operations	(1,737)	(1,993)
Interest expense, net	(31)	(38)
Change in fair value of derivative liabilities, net	88	87
Total other income, net	57	49
Loss before income taxes	(1,680)	(1,944)
Income tax expense	5	—
Net loss	$(1,685)	$(1,944)

Loss per share
Basic	$(0.05)	$(0.07)
Diluted	$(0.06)	$(0.07)

Weighted average number of shares outstanding - basic	30,860	27,051
Weighted average number of shares outstanding - dilutive	30,887	27,051

BOVIE MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share and per share data)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$11,508	$14,456
Restricted cash	779	779
Trade accounts receivable, net	4,279	4,733
Inventories, net	7,422	6,158
Prepaid expenses and other current assets	639	413
Total current assets	24,627	26,539
Property and equipment, net	6,368	6,449
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	188	215
Goodwill	185	185
Deposits	71	109
Other assets	143	103
Total assets	$33,092	$35,110

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,176	$1,606
Accrued payroll	229	419
Accrued vacation	431	404
Current portion of mortgage note payable	239	239
Accrued and other liabilities	1,853	2,604
Total current liabilities	4,928	5,272
Mortgage note payable, net of current portion	2,635	2,694
Note payable	140	140
Deferred rents	13	14
Deferred tax liability	564	564
Derivative liabilities	115	203
Total liabilities	8,395	8,887
STOCKHOLDERS' EQUITY
Series B convertible preferred stock, $0.001 par value; 3,588,139 authorized and 975,639 issued and outstanding as of March 31, 2017 and December 31, 2016	1	1
Common stock, $0.001 par value; 40,000,000 shares authorized; 31,002,832 issued and 30,859,753 outstanding as of March 31, 2017 and December 31, 2016	31	31
Additional paid-in capital	49,784	49,625
Accumulated deficit	(25,119)	(23,434)
Total stockholders' equity	24,697	26,223
Total liabilities and stockholders' equity	$33,092	$35,110

BOVIE MEDICAL CORPORATION RECONCILIATION OF GAAP NET INCOME/(LOSS) RESULTS TO NON-GAAP ADJUSTED EBITDA/(LOSS) (Unaudited) (In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest expense, net, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

	Three Months Ended March 31,
	2017	2016
Net loss GAAP Basis	$(1,685)	$(1,944)
Interest expense, net	31	38
Income tax expense	5	—
Depreciation and amortization	178	182
Stock based compensation	159	176
Change in fair value of derivative liabilities, net	(88)	(87)
Adjusted EBITDA	(1,400)	(1,635)

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2017 guidance:

Year Ended
2017
Net loss GAAP Basis	$(2,900)
Interest expense, net	145
Income tax expense	—
Depreciation and amortization	720
Stock based compensation	720
Change in fair value of derivative liabilities, net	—
Adjusted EBITDA	(1,315)

The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance of $1.2 million to $1.4 million for 2017.